June 19, 2006

Exabyte Corporation

2108 55th Street

Boulder, CO 80301

Re:	Registration Statement on Form S-8 of Exabyte Corporation

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exabyte Corporation (the “Company”) of the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of the sale of up to 10,120,000 shares (the “Shares”) of the Company’s Common Stock, $.001 par value per share (the “Common Stock”), which consist of the following:

(i)	2,500,000 shares which may be issued under the Exabyte Corporation 2004 Stock Option Plan (the “2004 Plan”); and
(ii)	7,620,000 shares which may be issued under the Exabyte Corporation 2005 Stock Option Plan (the “2005 Plan,” and together with the 2004 Plan, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We are also familiar with the procedures taken by the Board of Directors of the Company to adopt the Plans. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance in accordance with the terms of the Plans and, when so issued, will be validly issued, fully paid and nonassessable.

Exabyte Corporation June 19, 2006 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Holland & Hart LLP

Holland & Hart LLP